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                                                                    EXHIBIT 1(j)

                     AMENDMENT NO. 4 TO DECLARATION OF TRUST
                    OF MERCURY ASSET MANAGEMENT MASTER TRUST

       The undersigned Secretary of Mercury Asset Management Master Trust (the "Trust"), a Delaware business trust, DOES HEREBY CERTIFY, pursuant to the authority conferred on the Secretary of the Trust by Section 10.4(c) of the Trust's Declaration of Trust dated April 23, 1998 (the "Declaration of Trust"), that the following amendment was duly adopted by the Board of Trustees on September 2, 1999.

       1. Section 5.2 of the Declaration of Trust is hereby amended to change the name of the "Mercury Master Emerging Economies Portfolio" to "Mercury Master U.S. Small Cap Growth Portfolio" and to add twenty new series of the Trust. As amended, Section 5.2 OF THE DECLARATION OF TRUST SHALL READ IN ITS ENTIRETY AS FOLLOWS:

       Section 5.2. Establishment and Designation of Series. The establishment and designation of any Series shall be effective upon the execution by the Secretary or an Assistant Secretary of the Trust, pursuant to authorization by a majority of the Trustees, of an instrument setting forth such establishment and designation and the relative rights and preferences of the Interests of such Series, or as otherwise provided in such instrument. At any time that there are no Interests outstanding of any particular Series previously established and designated, the Trustees may by resolution adopted by a majority of their number, and evidenced by an instrument executed by the Secretary or an Assistant Secretary of the Trust, abolish that Series and the establishment and designation thereof. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration of Trust.

       Without limiting the authority of the Trustees set forth above to establish and designate further Series, the Trustees hereby establish and designate twenty-seven Series: Mercury Master Pan-European Growth Portfolio, Mercury Master International Portfolio, Mercury Master Japan Capital Portfolio, Mercury Master U.S. Small Cap Growth Portfolio, Mercury Master Gold And Mining Portfolio, Mercury Master U.S. Large Cap Portfolio, Mercury Master Global Balanced Portfolio, Mercury Master Emerging Economies Portfolio, Mercury Master Portfolio 9, Mercury Master Portfolio 10, Mercury Master Portfolio 11, Mercury Master Portfolio 12, Mercury Master Portfolio 13, Mercury Master Portfolio 14, Mercury Master Portfolio 15, Mercury Master Portfolio 16, Mercury Master Portfolio 17, Mercury Master Portfolio 18, Mercury Master Portfolio 19, Mercury Master Portfolio 20, Mercury Master Portfolio 21, Mercury Master Portfolio 22, Mercury Master Portfolio 23, Mercury Master Portfolio 24, Mercury Master Portfolio 25, Mercury Master Portfolio 26 and Mercury Master Portfolio 27. The Interests of each of these Series and any Interests of any further Series that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with


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respect to some further Series at the time of establishing and designating the same) have the following relative rights and preferences:

              (a) Assets Belonging to Series. All consideration received by the Trust for the issue or sale of Interests of a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held by the Trustees in a separate trust for the benefit of the holders of Interests of that Series and shall irrevocably belong to that Series for all purposes, and shall be so recorded upon the books of account of the Trust. Such consideration, assets, income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" that Series. No Series shall have any right to or interest in the assets belonging to any other Series, and no Holder shall have any right or interest with respect to the assets belonging to any Series in which it does not hold an Interest.

              (b) Liabilities Belonging to Series. The assets belonging to each particular Series shall be charged with the liabilities in respect of that Series and all expenses, costs, charges and reserves attributable to that Series. The liabilities, expenses, costs, charges and reserves so charged to a Series are herein referred to as "liabilities belonging to" that Series. Subject to Section 8.1 hereof, no Series shall be liable for or charged with the liabilities belonging to any other Series.

              (c) Voting. On each matter submitted to a vote of the Holders, each Holder of an Interest in each Series shall be entitled to a vote proportionate to its Interest in such Series as recorded on the books of the Trust and all Holders of Interests in each Series shall vote as a separate class except as to voting for Trustees and as otherwise required by the 1940 Act, in which case all Holders shall vote together as a single class. As to any matter which does not affect the interest of a particular Series, only the Holders of Interests of the one or more affected Series shall be entitled to vote.

       IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Declaration of Trust as of September 2, 1999.

                                          /s/ Robert E. Putney, III
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                                          Robert E. Putney, III
                                          Secretary


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